As filed with the Securities and Exchange Commission on October 19, 2007.	File No. 333-______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.
(Exact Name of Registrant as Specified in its Charter)

Georgia	58-1807304
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

P.O. Box 398
63 Highway 515
Blairsville, Georgia 30512
(Address of Issuer’s Principal Executive Offices)

Peoples Bancorp, Inc. Employee Incentive Stock Option Plan
Stock Option Award Agreement

(Full Title of the Plan)

Mr. Jimmy C. Tallent
President and Chief Executive Officer
P.O. Box 398
63 Highway 515
Blairsville, Georgia 30512
(706) 785-2265
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Mr. James W. Stevens
Kilpatrick Stockton LLP
1100 Peachtree Street, N.E., Suite 2800
Atlanta, Georgia 30309-4530
(404) 815-6500
(404) 815-6555 (fax)

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per Share	65,001 (1)	(2)	$541,860(2)	$16.64

(1)    In addition, pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also relates to such indeterminate number of additional shares of common stock of the Registrant as may be issuable in the event of a stock dividend, stock split, recapitalization, or other similar changes in the capital structure, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.

(2)    Determined in accordance with Rule 457(c) and (h) of the Securities Act of 1933.  The proposed maximum aggregate offering price and amount of registration fee is based on the exercise price of the options for which the underlying shares of common stock are being registered under this Registration Statement. This Registration Statement registers shares of common stock underlying options to purchase 9,981 shares at an exercise price of $12.67 and 55,020 shares at an exercise price of $7.55 per share.

United Community Banks, Inc. (the “Company”) files this Registration Statement on Form S-8 in connection with the Peoples Bancorp, Inc. Employee Incentive Stock Option Plan (the “Plan”) and the Stock Option Award Agreement between the Registrant and one of its key employees (the “Award” and together with the Plan, the “Plans”) to register the shares of common stock, par value $1.00 per share, that may be issued under the Plans.  This Registration Statement registers 55,020 shares of the Company’s common stock authorized and reserved for issuance under the Plan and 9,981 shares of the Company’s common stock authorized and reserved for issuance under the Award.

PART I

The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

(1)    The Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006;

(2)    All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2006; and

(3)    The description of the Company’s common stock contained on page 42 of the Company’s Registration Statement on Form S-4, as amended, filed on May 1, 2007, SEC File Number 333-141203, including any amendment or report filed for the purpose of updating such description.

All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference, is modified or superseded by a statement contained in a subsequently filed document.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.    DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.    INTEREST OF NAMED EXPERTS AND COUNSEL.

The validity of the issuance of the shares of common stock offered hereby and certain other legal matters will be passed upon by Kilpatrick Stockton, LLP. As of the date of this Registration Statement, members of Kilpatrick Stockton, LLP participating in this matter owned approximately 33,000 shares of the Registrant’s common stock.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s Articles of Incorporation, as amended, provide that no director of the Company shall be personally liable to the Company or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.

The Company’s Bylaws require it to indemnify its directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorney’s fees, resulting from various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein.

In addition, the Company’s Bylaws require it to indemnify its directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of the Company to procure a judgment in its favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein. However, the Company will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to the Company, unless so ordered by the court in which the legal action or proceeding is brought.

A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (1) a disinterested majority of the board of directors, (2) the Company’s legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (3) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.

As provided under Georgia law, the liability of a director may not be eliminated or limited (1) for any appropriation, in violation of his duties, of any business opportunity of the Company, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions, or (4) for any transaction from which the director received an improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Company’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.    EXHIBITS.

The exhibits included as part of this Registration Statement are as follows:

Exhibit Number	Description

5	Opinion of Kilpatrick Stockton LLP.

23.1	Consent of Porter Keadle Moore, LLP.

23.2	Consent of Kilpatrick Stockton LLP (included in Exhibit 5).

24	Power of Attorney (included on the signature page of this Registration Statement).

ITEM 9.    UNDERTAKINGS.

(a)    The undersigned Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on October 18, 2007.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jimmy C. Tallent and Robert L. Head, Jr., and each of them acting alone, his true and lawful attorney-in-fact with full power of substitution, for him in any and all capacities, to execute any and all amendments and post-effective amendments to this Registration Statement and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the SEC, hereby granting to said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 18, 2007.

/s/ Jimmy C. Tallent	President, Chief Executive Officer, and Director
Jimmy C. Tallent	(Principal Executive Officer)

/s/ Rex. S. Schuette	Executive Vice President and Chief Financial Officer
Rex S. Schuette	(Principal Financial Officer)

/s/ Alan H. Kumler	Senior Vice President, Controller and Chief Accounting
Alan H. Kumler	Officer (Principal Accounting Officer)

/s/ Robert L. Head, Jr.	Chairman of the Board
Robert L. Head, Jr.

/s/ W. C. Nelson, Jr.	Vice Chairman of the Board
W.C. Nelson, Jr.

/s/ A. William Bennett	Director
A. William Bennett

/s/ Robert H. Blalock	Director
Robert H. Blalock

/s/ Guy W. Freeman	Director
Guy W. Freeman

/s/ Thomas C. Gilliland	Director
Thomas C. Gilliland

/s/ Charles Hill	Director
Charles Hill

/s/ Hoyt O. Holloway	Director
Hoyt O. Holloway

/s/ John D. Stephens	Director
John D. Stephens

/s/ Clarence W. Mason, Sr.	Director
Clarence W. Mason, Sr.

/s/ Tim Wallis	Director
Tim Wallis

EXHIBIT INDEX

Exhibit Number	Description

5	Opinion of Kilpatrick Stockton LLP.

23.1	Consent of Porter Keadle Moore, LLP.

23.2	Consent of Kilpatrick Stockton LLP (included in Exhibit 5).

24	Power of Attorney (included on the signature page of this Registration Statement).